Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

WorldWater & Solar Technologies Corp.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of WorldWater and Solar Technologies Corp. of our report dated March 27, 2008, relating to the consolidated financial statements of WorldWater and Solar Technologies Corp. and Subsidiaries as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey

June 30, 2008